Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE REPORTS SECOND QUARTER 2006 RESULTS
•      Cost Restructuring Plan Initiated to Improve Operating Efficiency
PITTSBURGH, PA — July 27, 2006 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $16.3 million and a loss per share of $(0.01) for the second quarter ended July 1, 2006. In comparison, revenue and per share results for the second quarter of 2005 were $17.1 million and $0.08, respectively. On a year to date basis, the Company reported revenues of $33.9 million and a loss of $(0.01) per share for the six month period ended July 1, 2006; revenues were $31.4 million and earnings were $0.02 per share in the corresponding prior year period. Revenues and earnings per share for the second quarter of 2006 were within the range of estimates the Company provided on April 26, 2006, which indicated sales could range from $14 million to $17 million, and earnings per share estimates could range between $(0.08) to $0.02.
Strategic Initiatives Expected to Generate Significant Cost Savings
The Company has begun, on July 27, 2006, to implement several initiatives in line with its current strategic plan which are aimed at increasing efficiency and reducing costs. These initiatives are expected to generate approximately $3.3 million per annum of cost savings and include the following:
•	effective July 27, 2006, the Company will consolidate the Sarasota, Florida location and its staff into its existing Cheswick, Pennsylvania headquarters. This effort is expected to generate approximately $2.9 million in annual cost savings through the elimination of approximately 23 positions across the Company and discontinuation of operating costs for the Sarasota facility. The Company will record a
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024 / 412-820-1400 / 800-878-3399 / Fax: 412-820-1530
685 Route 202/206 South / Bridgewater, NJ 08807 / 908-243-3900 / Fax: 908-243-3300
7020 Professional Parkway East / Sarasota, FL 34240 / 941-373-6800 / 877-280-0030 / Fax: 941-373-6887
Telco Support: 800-777-5405 / Cable Support (TAC): 941-373-6850 or 888-486-3510
www.tollgrade.com

non-recurring pre-tax charge of approximately $1.9 million during the third quarter of 2006 related to employee matters and lease and asset disposal costs;
•	finalization of the Emerson acquisition integration plan, which includes the elimination of 6 positions and closing of the Texas location, effective August 31, 2006. The initiatives are expected to generate approximately $0.4 million in cost savings and do not result in any significant non-recurring charges;

•	to streamline the Company’s product offerings in light of evolving technology, the Company has identified certain product lines that no longer meet the criteria of our long-term objectives and strategy. These product lines have been targeted for discontinuation and the cost of the inventory will be reduced to its estimated net realizable value, resulting in a non-recurring pre-tax charge of approximately $4.0 million to be recorded during the third quarter of 2006; and

•	write-down of the carrying value of certain real estate to its estimated net realizable value, resulting in a non-recurring pre-tax charge of approximately $0.4 million during the third quarter of 2006.
As a result of the aforementioned matters, the Company expects to record total non-recurring charges of approximately $6.3 million. Of this amount, approximately $1.7 million represents a cash outlay of which $1.1 million will be paid during the second half of 2006 with the remainder dispersed over time through April 2008.
“While we have been able to increase revenue by almost 8.0% for the six months year-to-date, our focus must shift to running the business more efficiently, which includes aggressive cost management in more price-competitive markets,” said Tollgrade’s President and CEO, Mark B. Peterson. “By re-aligning our cost structure to improve efficiency and profitability while bringing to market new network assurance solutions for voice, video and data networks, we improve our ability to compete and focus resources on the most important new product developments. This restructuring effort is aimed at balancing costs and growth while unlocking sustainable shareholder value without compromising customer responsiveness. These actions, in conjunction with our current product development efforts are being taken to strengthen Tollgrade’s operations and market position,” added Peterson.

Second Quarter 2006 Revenue Results
Sales of Tollgrade’s DigiTest® system products were $4.1 million in the second quarter of 2006, compared to $5.2 million in the same period of 2005. DigiTest system revenues declined in the second quarter of 2006 compared to the second quarter of 2005, primarily due to the finalization of our project in Saudi Arabia and a decline in sales to our CLEC customers, offset, in part, by sales of product to Embarq, formerly Sprint USA.
Overall sales of cable hardware and software products were $4.2 million in the second quarter of 2006, compared to $4.8 million in the second quarter of the prior year. There were fewer sales of our DOCSIS®-based transponders during the quarter, offset in part, by an increase in sales of legacy transponders and headend equipment.
Sales of LoopCare™ software products, separate and unrelated to the Company’s DigiTest system products, were $0.5 million in the second quarter of 2006 compared to sales of $0.6 million in the comparable period of the prior year. LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2.7 million in the second quarter of 2006 compared to $4.0 million in the comparable period of the prior year. The second quarter of 2005 benefited from the inclusion of two quarters of revenues related to one of the Company’s RBOC maintenance agreements.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3.1 million in the second quarter of 2006, compared to $2.1 million in the corresponding prior year quarter. The increase is associated with incentive purchases which we believe are being driven by continuing emphasis on DSL rollouts at remote terminal sites by certain RBOC customers.
Second quarter 2006 sales from Services, which includes installation oversight and project management services provided to RBOCs and fees for software maintenance, were $3.8 million, compared to $4.4 million in the second quarter of the prior year. The decline is primarily attributed to the inclusion in the second quarter of 2005 of revenues for two quarters related to the extension of one of the Company’s RBOC maintenance agreements.
Sales of products acquired from Emerson on February 24, 2006, were $0.6 million for the second quarter of 2006.

Second Quarter 2006 Financial and Operating Data
Gross profit for the second quarter of 2006 was $7.6 million, a decrease of $1.7 million, or 17.8%, from the second quarter of 2005. As a percentage of sales, gross profit for the second quarter of 2006 was 46.9% versus 54.2% for the prior year quarter which included revenues for two quarters related to the extension of one of the Company’s RBOC maintenance agreements. Gross margins in the second quarter of 2006 were also adversely impacted by the dilutive effect of the recently acquired Emerson product line, lower software sales, as well as lower margins on services for two projects that were completed in the second quarter of 2006.
Overall operating expenses of $8.4 million for the second quarter of 2006 reflect an increase of $0.4 million, or 4.5%, from $8.0 million in the second quarter of 2005. Selling and marketing expenses in the quarter were $2.9 million, an increase of $0.5 million, or 20.5%, from the same period in 2005. The increase is attributed to employee costs associated with the addition of the Emerson product line and increased commission costs. General and administrative expenses remained flat at $1.9 million in the second quarter of 2006 compared to 2005. Research and development expenses for the second quarter of 2006 were $3.6 million, a decrease of $0.1 million, or 2.8%, from the second quarter of 2005. Research and development costs were impacted by additional employee costs associated with the purchase of the Emerson product line which were more than offset by a reduction in the number of employees in our existing business as well as reduced prototype costs.
The effective tax rate for the second quarter of 2006 was approximately 27.3%, compared to approximately 29.5% in the prior year quarter. The decrease is directly related to the proportional impact of certain permanent items on the calculation, including tax exempt interest and the level of international sales.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $8.5 million as of July 1, 2006, compared to backlog of $14.7 million as of December 31, 2005. The decrease is primarily attributed to the completion of significant milestones for certain large projects, a decline in DOCSIS-based product backlog, and timing of the renewal of certain maintenance agreements that expire on December 31, 2006. The backlog at July 1, 2006 and December 31, 2005 included approximately $5.3 million and $6.2 million, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 39% of the current total backlog will be recognized as revenue in the third quarter of 2006.
Third Quarter 2006 Outlook
“Regarding our third quarter 2006 outlook, we continue to have several projects included in our forecast which are subject to competitive elements, customer budget availability and product acceptances,” said Peterson. “However, the percentage of revenue we expect to record in the third quarter contained in our backlog has declined. As a result, we expect revenues in the third quarter of 2006 to range from $14.5 million to $17.5 million and a GAAP loss per share of ($0.31) to ($0.22), which includes an estimate of approximately $0.31 per share expense from the previously discussed strategic initiatives which would translate to non-GAAP earnings per share of breakeven to $0.09.”
Conference Call and Webcast
A conference call to discuss earnings results for the second quarter of 2006 will be held on July 27, 2006 at 10:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=34756
About Tollgrade
     Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 200 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005
Revenues:
Products	$12,415	$12,703	$26,775	$24,615
Services	3,838	4,389	7,085	6,752

	16,253	17,092	33,860	31,367

Cost of sales:
Products	6,316	6,170	13,975	12,222
Services	1,404	936	2,429	1,732
Amortization	913	716	1,890	1,430

	8,633	7,822	18,294	15,384

Gross profit	7,620	9,270	15,566	15,983

Operating expenses:
Selling and marketing	2,937	2,438	5,623	4,676
General and administrative	1,864	1,895	4,183	3,730
Research and development	3,590	3,693	7,250	7,089
Retirement expense	—	—	—	775

Total operating expenses	8,391	8,026	17,056	16,270

(Loss) income from operations	(771)	1,244	(1,490)	(287)
Other income	628	252	1,255	514

(Loss) income before income taxes	(143)	1,496	(235)	227

(Benefit) provision for income taxes	(39)	441	(67)	17

Net (loss) income	$(104)	$1,055	$(168)	$210

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,247	13,168	13,230	13,190

Net (loss) income per common and common equivalent shares	$(0.01)	$0.08	$(0.01)	$0.02

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 1, 2006	December 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$51,376	$49,421
Short-term investments	10,190	18,010
Accounts receivable:
Trade	10,826	9,456
Other	1,912	1,406
Inventories	11,602	9,934
Prepaid expenses	1,216	1,397
Deferred and refundable tax assets	1,623	1,803

Total current assets	88,745	91,427

Property and equipment, net	6,155	6,390
Deferred tax assets	72	46
Intangibles and capitalized software costs, net	42,909	43,616
Goodwill	24,075	21,562
Receivable from officer	151	153
Other assets	124	135

Total assets	$162,231	$163,329

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,454	$1,262
Accrued warranty	2,149	2,220
Accrued expenses	2,031	2,579
Accrued salaries and wages	722	660
Accrued royalties payable	191	581
Income taxes payable	327	869
Deferred income	1,958	2,450

Total current liabilities	8,832	10,621

Deferred tax liabilities	2,577	2,447

Total liabilities	11,409	13,068

Total shareholders’ equity	150,822	150,261

Total liabilities and shareholders’ equity	$162,231	$163,329

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	July 1, 2006	June 25, 2005

Cash flows from operating activities:
Net (loss) income	$(168)	$210
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,989	2,665
Compensation expense related to stock plans	229	—
Deferred income taxes	(367)	(53)
Provisions for losses on inventory	(97)	274
Provision for allowance for doubtful accounts	54	7
Changes in assets and liabilities:
Accounts receivable-trade	403	(2,056)
Accounts receivable-other	(506)	(1,089)
Inventory	(458)	184
Prepaid expenses and other assets	194	1,176
Refundable taxes	651	212
Accounts payable	(441)	173
Accrued warranty	(71)	(174)
Accrued expenses and deferred income	(1,581)	(227)
Accrued royalties payable	(390)	(333)
Accrued salaries and wages	62	(472)
Income taxes payable	(542)	169

Net cash (used in) provided by operating activities	(39)	666

Cash flows from investing activities:
Purchase of Emerson test division	(5,501)	—
Purchase of short-term investments	(6,528)	(15,328)
Redemption/maturity of short-term investments	14,348	4,445
Capital expenditures, including capitalized software	(825)	(692)

Net cash provided by (used in) investing activities	1,494	(11,575)

Cash flows from financing activities:
Tax benefit from exercise of stock options	94	—
Proceeds from exercise of stock options	406	—

Net cash provided by financing activities	500	—

Net increase (decrease) in cash and cash equivalents	1,955	(10,909)
Cash and cash equivalents at beginning of period	49,421	32,622

Cash and cash equivalents at end of period	$51,376	$21,713

Non-GAAP
To supplement our third quarter of 2006 outlook, we have included certain non-GAAP financial measures in this press release. Specifically, we have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the non-recurring charges associated with our strategic initiatives, as well as the related income tax effects of such items. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our expected financial performance for the third quarter of 2006. We believe that by excluding these expected charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may therefore not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Forward-Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the third quarter of 2006, the expected charges and cash payments arising from the Company’s cost restructuring plan and the expected effect such actions will have on the Company’s revenues and earnings, its participation in the fundamental network migration currently underway in the telecommunications industry and its confidence in winning broadband customers. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (c) the ability of the Company to achieve its planned cost reductions and to reduce expenditures quickly enough to restore profitability in that portion of its business; (d) the risk that cost-cutting initiatives will impair the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (e) possible delays in deployment of products under international contracts due to project delays, political instability, inability to obtain proper acceptances or other unforeseen delays; (f) possible delays in, or the inability to, complete long term maintenance contracts with certain of our RBOC customers or to complete negotiation and execution of purchase agreements with new customers; (g) lower than expected demand for our cable testing products; (h) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (i) our ability to close certain international opportunities, due to numerous risks and uncertainties inherent in international markets; (j) our dependence upon a limited number of third party subcontractors to manufacture certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate; (m) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2005 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

™LoopCare is a trademark of Tollgrade Communications, Inc.

™Cheetah is a trademark of Tollgrade Communications, Inc.

®DOCSIS is a registered trademark of Cable Laboratories, Inc.

® DigiTest is a registered trademark of Tollgrade Communications, Inc.

® MCU is a registered trademark of Tollgrade Communications, Inc.

® LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.

All other trademarks are the property of their respective owners.